SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                            Front Porch Digital Inc.
                            ------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    359014107
                                    ---------
                                 (CUSIP Number)


                                 August 18, 2004
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [_] Rule 13d-1(b)

             [X] Rule 13d-1(c)

             [_] Rule 13d-1(d)

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 359014107                13G                        Page 2 of 13 Pages

1. NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Providence Equity Partners III L.P.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                       (a) [_] (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF         5.     SOLE VOTING POWER

SHARES                   6,125,411
                         ---------

BENEFICIALLY      6.     SHARED VOTING POWER

OWNED BY                 None
                         ----

EACH              7.     SOLE DISPOSITIVE POWER

REPORTING                6,125,411
                         ---------

PERSON            8.     SHARED DISPOSITIVE POWER

WITH                     None
                         ----

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,125,411
---------

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [-] (SEE INSTRUCTIONS)


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.85% (1)
-----------------------

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
--

(1) Based on 104,756,445 common shares outstanding following the acquisition by Front Porch Digital Inc. of ManagedStorage International, Inc.

CUSIP No. 359014107                13G                        Page 3 of 13 Pages

1. NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Providence Equity Operating Partners III L.P.
---------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                       (a) [_] (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
--------

NUMBER OF         5.     SOLE VOTING POWER

SHARES                   64,898
                         ------

BENEFICIALLY      6.     SHARED VOTING POWER

OWNED BY                 None
                         ----

EACH              7.     SOLE DISPOSITIVE POWER

REPORTING                64,898
                         ------

PERSON            8.     SHARED DISPOSITIVE POWER

WITH                     None
                         ----

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

64,898
------

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [-] (SEE INSTRUCTIONS)


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 0.06% (1)
-----------------------

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
--

(1) Based on 104,756,445 common shares outstanding following the acquisition by Front Porch Digital Inc. of ManagedStorage International, Inc.

CUSIP No. 359014107                13G                        Page 4 of 13 Pages

1. NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Providence Equity GP III L.P.
-----------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                       (a) [_] (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
--------

NUMBER OF         5.     SOLE VOTING POWER

SHARES                   6,190,309
                         ---------

BENEFICIALLY      6.     SHARED VOTING POWER

OWNED BY                 None
                         ----

EACH              7.     SOLE DISPOSITIVE POWER

REPORTING                6,190,309
                         ---------

PERSON            8.     SHARED DISPOSITIVE POWER

WITH                     None
                         ----

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,190,309
---------

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [-] (SEE INSTRUCTIONS)


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.91% (1)
-----------------------

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
--

(1) Based on 104,756,445 common shares outstanding following the acquisition by Front Porch Digital Inc. of ManagedStorage International, Inc.

CUSIP No. 359014107                13G                        Page 5 of 13 Pages

1. NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Providence Equity Partners III LLC
----------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                       (a) [_] (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
--------

NUMBER OF         5.     SOLE VOTING POWER

SHARES                   6,190,309
                         ---------

BENEFICIALLY      6.     SHARED VOTING POWER

OWNED BY                 None
                         ----

EACH              7.     SOLE DISPOSITIVE POWER

REPORTING                6,190,309
                         ---------

PERSON            8.     SHARED DISPOSITIVE POWER

WITH                     None
                         ----

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,190,309
---------

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [-] (SEE INSTRUCTIONS)


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.91% (1)
-----------------------

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
--

(1) Based on 104,756,445 common shares outstanding following the acquisition by Front Porch Digital Inc. of ManagedStorage International, Inc.

CUSIP No. 359014107                13G                        Page 6 of 13 Pages

1. NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jonathan M. Nelson
------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                       (a) [_] (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America
------------------------

NUMBER OF         5.     SOLE VOTING POWER

SHARES                   6,190,309
                         ---------

BENEFICIALLY      6.     SHARED VOTING POWER

OWNED BY                 None
                         ----

EACH              7.     SOLE DISPOSITIVE POWER

REPORTING                6,190,309
                         ---------

PERSON            8.     SHARED DISPOSITIVE POWER

WITH                     None
                         ----

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,190,309
---------

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [-] (SEE INSTRUCTIONS)


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Approximately 5.91% (1)
-----------------------

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
--

(1) Based on 104,756,445 common shares outstanding following the acquisition by Front Porch Digital Inc. of ManagedStorage International, Inc.

CUSIP No. 359014107                13G                        Page 7 of 13 Pages

Item 1(a).  Name of Issuer:

Front Porch Digital Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

1140 Pearl Street
Boulder, Colorado 80302

Item 2(a).  Name of Person Filing:

Providence Equity Partners III L.P.
Providence Equity Operating Partners III L.P.
Providence Equity GP III L.P.
Providence Equity Partners III LLC
Jonathan M. Nelson

Item 2(b).  Address of Principal Business Office, or if None, Residence:

50 Kennedy Plaza, Providence, Rhode Island  02903

Item 2(c).  Citizenship:

Providence Equity Partners III L.P., Providence Equity Operating Partners III L.P. and Providence Equity GP III L.P. are Delaware limited partnerships. Providence Equity Partners III LLC is a Delaware limited liability company.
Mr. Nelson is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

Common Stock, par value $.001

Item 2(e).  CUSIP Number:

359014107

Item 3. If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

       (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

       (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) [_] Investment company registered under Section 8 of the Investment Company Act.

       (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

       (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

       (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

       (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

       (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

       (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       Not Applicable.

CUSIP No. 359014107                13G                        Page 8 of 13 Pages

Item 4.    Ownership.

       (a) Amount beneficially owned:

       Providence Equity Partners III L.P. ("PEP3") owns of record 6,125,411 shares of Common Stock. Providence Equity Operating Partners III L.P. ("PEOP3") owns of record 64,898 shares of Common Stock.

       Providence Equity GP III L.P. ("PEGP3") is the sole general partner of each of PEP3 and PEOP3, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by PEP3 and PEOP3. Providence Equity Partners III LLC (the "LLC") is the sole general partner of PEGP3, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by PEP3 and PEOP3. Each of PEGP3 and the LLC disclaims such beneficial ownership except to the extent of its pecuniary interest therein.

       Jonathan M. Nelson owns 50% of the membership interests in the LLC, and thus may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by PEP3 and PEOP3. Mr. Nelson disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

       (b)  Percent of class:    Approximately 5.91% in the aggregate (1)

       (c) Number of shares as to which such person has:

       (i) Sole power to vote or to direct the vote: 6,190,309

       (ii) Shared power to vote or to direct the vote: None

       (iii) Sole power to dispose or to direct the disposition of: 6,190,309

       (iv) Shared power to dispose or to direct the disposition of: None

Item 5.  Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

Not Applicable.

Item 9.  Notice of Dissolution of Group.

Not Applicable.

Item 10.  Certifications.

Not Applicable.

(1) Based on 104,756,445 common shares outstanding following the acquisition by Front Porch Digital Inc. of ManagedStorage International, Inc.

CUSIP No. 359014107                13G                        Page 9 of 13 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



August 30, 2004
---------------
(Date)

Providence Equity Partners III L.P.

By Providence Equity GP III L.P., its general partner

By Providence Equity Partners III LLC, its general partner


/s/ Jonathan M. Nelson
-----------------------
Name


Jonathan M. Nelson, President
(Name/Title)

Attention:- Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 359014107                13G                       Page 10 of 13 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 30, 2004
------------------------
(Date)

Providence Equity Operating Partners III L.P.

By Providence Equity GP III L.P., its general partner

By Providence Equity Partners III LLC, its general partner



/s/ Jonathan M. Nelson
------------------------------
Name


Jonathan M. Nelson, President
------------------------------
(Name/Title)

Attention:- Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No359014107                  13G                       Page 11 of 13 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 30, 2004
------------------------------
(Date)

Providence Equity GP III L.P.

By Providence Equity Partners III LLC, its general partner


/s/ Jonathan M. Nelson
------------------------------
Name


Jonathan M. Nelson, President
------------------------------
(Name/Title)

Attention:- Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 359014107                13G                       Page 12 of 13 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 30, 2004
------------------------------
(Date)

Providence Equity Partners III LLC


/s/ Jonathan M. Nelson
------------------------------
Name


Jonathan M. Nelson, President
(Name/Title)

Attention:- Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 359014107                13G                       Page 13 of 13 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 30, 2004
------------------------------
(Date)


/s/ Jonathan M. Nelson
------------------------------
Name



------------------------------
Jonathan M. Nelson
(Name/Title)

Attention:- Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    Exhibit 1

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G with respect to the shares of Common Stock of Front Porch Digital Inc. and further amendments thereto. This Joint Filing Agreement shall be filed as an Exhibit to the Schedule 13G.

Date:  August 30, 2004



/s/ Jonathan M. Nelson
--------------------------------------------------------------------------------
Jonathan M. Nelson, individually and as a President of Providence Equity Partners III LLC, for itself and as the general partner of Providence Equity GP III L.P., for itself and as general partner of Providence Equity Operating Partners III L.P. and Providence Equity Partners III L.P.